Exhibit (e)(1)(d)

Addendum to Distribution Agreement

Dated June 9, 2015

Between

Forward Funds

and

Forward Securities, LLC

THIS ADDENDUM is made effective as of October 27, 2020, by and between Forward Securities, LLC (“Forward Securities”), and Forward Funds (the “Trust”).

WHEREAS, Forward Securities and the Trust have entered into a Distribution Agreement dated June 9, 2015, as amended (the “Agreement”); and

WHEREAS, the Board of Trustees (the “Board”) of the Trust approved on October 22, 2019 the liquidation of the Salient International Small Cap Fund; and

WHEREAS, the Trust and Forward Securities wish to modify Schedule A of the Agreement to reflect the foregoing;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Schedule A – List of Portfolios. Schedule A is replaced in its entirety with the attached Schedule A.

2. Remainder of the Agreement. All services under the Agreement shall continue until such services are no longer rendered. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto on September 18, 2020, to be effective as of the date of the Addendum first set forth above.

Forward Securities, LLC		Forward Funds

By:	/s/ Paul A. Bachtold	By:	/s/ Matthew Hibbetts
Name:	Paul A. Bachtold	Name:	Matthew Hibbetts
Title:	Secretary	Title:	Vice President

Exhibit (e)(1)(d)

Schedule A

To the Distribution Agreement

List of Portfolios

Dated as of October 27, 2020

Salient Global Real Estate Fund

Salient Select Income Fund

Salient Tactical Growth Fund